        EXHIBIT 10.30
October 30, 2025

Dear [______],
The Board of Directors of Welltower, Inc. (the “Company”) and Welltower OP LLC (the “OP”) have approved an award of LTIP Units of the OP under the Ten Year Executive Continuity and Alignment Program as of October 30, 2025, subject to your acceptance of this letter and your continued employment through the date hereof (your “Executive LTIP Unit Award”). This letter sets forth your agreement with the Company with respect to your compensation following the grant of your Executive LTIP Unit Award:
1.Your current base salary will continue in effect until December 31, 2025. Effective as of January 1, 2026, through December 31, 2035 (such period, the “Term”), your annual base salary will be reduced to $110,000.
2.During the Term, except for payment in respect of your annual cash bonus earned for 2025 based on actual performance as determined by the Compensation Committee of the Board of Directors of the Company (and otherwise in accordance with the terms and conditions of the Company’s annual cash incentive bonus plan), you will not participate in any annual or other short-term incentive compensation plan or program of the Company or its subsidiaries.

3.During the Term, you will not be granted any new equity or equity-based awards by the Company or its subsidiaries; provided, however, that your Executive LTIP Unit Award and any outstanding equity award granted to you prior to the commencement of the Term under the Welltower, Inc. 2022 Amended and Restated Long-Term Incentive Plan (or any predecessor plan thereto) or the Welltower OP LLC Profits Interest Plan will remain outstanding and will continue to be eligible to vest in accordance with their terms, as amended by that certain global amendment to certain outstanding performance-based awards granted to you by the Company entered into as of the date hereof.

4.During the Term, you will not be eligible for any other or additional compensation whether in cash, in the form of equity or equity-based awards or in-kind; provided, however, that nothing herein is intended to nor shall prevent or limit your continued participation in such welfare plans, programs, practices and policies of the Company as are generally applicable to the Company’s other executive officers.

Kind regards,
WELLTOWER INC.

By:
Name:
Title:

Accepted and Agreed:
By:
Name:
Date: